Exhibit 99.1

FOR IMMEDIATE RELEASE                 Contact:    Brinker, International, Inc.
July 10, 2019 at 3:30 p.m. CT                        Media Relations
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BRINKER INTERNATIONAL ENTERS INTO A LETTER OF INTENT TO ACQUIRE 116 FRANCHISED CHILI’S RESTAURANTS

DALLAS, July 10, 2019 - Today, Brinker International, Inc. (NYSE: EAT), a leader in the casual dining industry, announced it has executed a letter of intent to acquire 116 Chili's® Grill & Bar restaurants from its 14-year franchisee, ERJ Dining.

The restaurants, primarily located in the Midwest, generate approximately $300 million of annualized revenue. The transaction is expected to close in the first quarter of Brinker’s fiscal year 2020, subject to completion of due diligence and normal closing conditions.

The acquisition is expected to be EPS accretive and generate incremental free cash flow in fiscal year 2020. Brinker intends to fund the purchase price from its existing credit facility and expects its adjusted leverage ratios to rise slightly above previously announced targets in the short term.

"This acquisition is a compelling opportunity to further invest in our brand, broaden our scale and create growth in earnings and cash flow," said Joe Taylor, chief financial officer and executive vice president of Brinker. “We appreciate the relationship we developed with ERJ over the years and view these well-established restaurants as a solid foundation for further growth in these markets.”

ABOUT BRINKER
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Based in Dallas, Texas, as of March 27, 2019, Brinker owned, operated, or franchised 1,676 restaurants under the names Chili's® Grill & Bar (1,623 restaurants) and Maggiano's Little Italy® (53 restaurants).

FORWARD LOOKING STATEMENTS
The statements contained in this release that are not historical facts are forward-looking statements subject to risks and uncertainties which could cause actual results to differ materially from expectations. For more information, review the caption "Risk Factors" in our fiscal 2018 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission relating to forward looking statements.

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